Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2014 FOURTH QUARTER AND FULL YEAR RESULTS

•	Unlevered Free Cash Flow minus Estimated Avoided Costs[1] of $30.1 million for the quarter and $104.0 million for the year

•	Adjusted EBITDA minus Estimated Avoided Costs[1] of $67.5 million for the quarter and $257.6 million for the year

•	Capital expenditures of $27.7 million for the quarter and $119.5 million for the year

•	Net loss of $43.6 million for the quarter and $136.3 million for the year

Charlotte, N.C. (March 4, 2015) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the fourth quarter and full year ended December 31, 2014. As previously announced, the Company will hold a conference call and simultaneous webcast to discuss its results today at 8:30 a.m. (EST).

As previously announced, on February 22, 2015 the two unions representing the majority of the Company’s workforce in northern New England ratified collective bargaining agreements and the represented workforce returned to work on February 25, 2015.

“We are pleased to welcome back our union-represented workforce in northern New England,” said Paul H. Sunu, Chief Executive Officer. “These new agreements provide excellent wages and benefits, but they also position FairPoint to compete effectively in the 21st century telecommunications marketplace,” Sunu continued. “We are happy to have the flexibility provided in these agreements to better position us to serve our customers with excellence.”

“Reflecting on 2014, we were able to deliver annual Adjusted EBITDA and Unlevered Free Cash Flow close to our expectations in spite of unexpected challenges that included one of the longest union strikes in telecom history, some of the worst weather in northern New England in recent memory and aggressive retention discounts earlier in the year. Annual revenue fell short of our expectations, but we remained focused on managing expenses and delivered a solid year.”

"In the fourth quarter, we were impacted by the strike and the challenges of extraordinarily bad weather in northern New England," Sunu continued. "We saw a decline in our revenues from lack of new service requests arising in part from our decision to curtail marketing in advance of the strike. That impact is most noticeable in our new requests for high speed internet service. We also experienced longer installation timelines that created a backlog for connecting new services, which remained as we entered the first quarter. Even with the decline in revenue in the quarter, we continued to manage controllable expenses and delivered Adjusted EBITDA minus Estimated Avoided Costs close to our expectations."

_________________

1 Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of these non-GAAP measures and a reconciliation to net income (loss) are contained in the attachments to this press release.

Operating Highlights

The Company experienced revenue growth in business, advanced data services such as Ethernet, high-capacity data transport and other IP-based services. In the fourth quarter of 2014, products like FairPoint's retail Ethernet service offerings continued to attract new customers and additional cellular towers were connected with fiber.

Ethernet services contributed approximately $21.5 million of revenue or 9.9% of total revenue in the fourth quarter of 2014 as compared to $18.9 million or 8.1% of total revenue a year ago, as retail and wholesale Ethernet circuits grew 32.8% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers like regional banks, healthcare networks and wireless carriers.

As of December 31, 2014, FairPoint had 3,052 employees including approximately 1,700 employees on strike, a decrease of 119 employees versus a year ago.

Labor Matters

Two of our collective bargaining agreements that cover approximately 1,700 employees in the aggregate in northern New England expired on August 2, 2014. Between August 2, 2014 and October 16, 2014, we were operating without contracts with these two labor unions. On October 17, 2014, the two labor unions initiated a strike and returned to work on February 25, 2015. For the year ended December 31, 2014, we recognized $73.6 million of labor negotiation related expenses, primarily for contracted services, contingent workforce expenses (including training) and legal, communications and public relations expenses. During the fourth quarter of 2014, we recognized $51.3 million of labor negotiation related expenses, which were partially offset by estimated lower union employee and vehicle expenses and other related expenses of approximately $33 million. We expect additional labor negotiation related expenses in the first quarter of 2015, which are expected to be partially offset by lower employee expenses.

On February 22, 2015, the membership of both labor unions ratified their respective collective bargaining agreements that expire in August 2018. Highlights of the collective bargaining agreements are as follows:

•
The qualified defined benefit pension plan is closed to new employees. For existing employees, past accruals have been frozen and future defined benefit accruals will be at 50% of prior rates and capped after 30 years of total credited service.

•
The post-retirement healthcare plan ("OPEB") for active represented employees has been eliminated, except for a transitional monthly stipend for eligible employees who elect to retire in the first 30 months of the contract period. To be eligible for the stipend an employee must, among other criteria, have been granted a pension under the qualified defined benefit pension plan. The monthly stipend shall not exceed $800 per retiree, plus an additional $400 for a retiree’s spouse, and shall only be for reimbursement of medical insurance premiums. The stipend will be available only until the retiree reaches age 65, or dies, among other limitations.

•
Employees will participate in the National Electrical Contractors Association, Inc. ("NECA") and International Brotherhood of Electrical Workers multi-employer medical plan. For 2015, our contribution is approximately equal to 79% of the cost had these employees been on our management health plan. Further, annual increases in our costs are capped at 4% per year.

•	The term of the collective bargaining agreements is from February 22, 2015 through August 4, 2018.

As a result of the changes to the Company's employee benefits resulting from the collective bargaining agreements, the pension and post-retirement healthcare plans will be remeasured and adjusted in the first quarter of 2015. We expect this to result in a decrease in the associated liabilities. Had the terms of the collective bargaining agreements relative to pension and OPEB been used to value our pension and post-retirement healthcare obligations at December 31, 2014, assuming all assumptions used to value the obligations on that date (including discount rates) remained unchanged, we estimate that the accrued pension obligations would have been lower by approximately $35 million to $45 million and the accrued post-retirement healthcare obligations would have been lower by approximately $620 million to $640 million. We also estimate a decrease in the deferred income tax asset associated with the qualified pension and post-retirement healthcare obligations, partially offset by a decrease in the valuation allowance, of approximately $30 million to $40 million as of December 31, 2014. Since our long-term deferred tax assets are netted against our long-term deferred tax liabilities, this will result in an increase to the net long-term deferred tax liabilities reflected on our balance sheet. We do not expect any impact on our net operating loss carryforwards (NOL). Estimates as of December 31, 2014 are presented for comparative purposes only. The obligations for our qualified pension plan for represented employees and our post-retirement healthcare plan will each be remeasured and, therefore the actual results may differ materially from our December 31, 2014 estimates for reasons that may include, among others, changes in discount rates, changes in census data and/or changes in other assumptions. In addition, we estimate that the net periodic benefit costs will decline. Employee expenses in costs of services and selling, general and administrative expenses are estimated to decrease annually by approximately $8 million to $12 million due to our lower contribution for medical benefits for our represented employees.

Financial Highlights

Fourth Quarter 2014 as compared to Third Quarter 2014

Revenue decreased $11.0 million during the fourth quarter of 2014 to $217.1 million.

•	Voice services revenue decreased $4.4 million primarily due to fewer lines in service, lower long-distance minutes of use and seasonality.

•
Access revenue decreased $5.8 million primarily due to higher service quality penalties in the fourth quarter, the annual NECA cost study true-up which boosted revenue in the third quarter, the continued loss and conversion of legacy transport circuits and lower revenue assurance activity, partially offset by wholesale Ethernet growth.

•	Data and Internet services revenue decreased $0.6 million due to fewer broadband subscribers, partially offset by growth in retail Ethernet revenue.

•	Other services revenue decreased $0.1 million.

Operating expenses, excluding depreciation, amortization and reorganization, decreased $5.6 million to $194.9 million in the fourth quarter of 2014 compared to $200.4 million in the third quarter of 2014 primarily due to lower employee and vehicle costs due to the strike, partially offset by increased labor negotiation related expenses and contracted services compared to the third quarter.

Adjusting for items that are added back in the computation of Adjusted EBITDA minus Estimated Avoided Costs, operating expenses were $149.7 million in the fourth quarter of 2014 compared to $166.4 million in the third quarter of 2014. The decrease was due to the one-time, non-operating income of $6.7 million from the FairPoint Litigation Trust (the "settlement proceeds") received in the fourth quarter of 2014 and lower employee expenses (after consideration of Estimated Avoided Costs), primarily driven by lower overtime and benefits.

Adjusted EBITDA minus Estimated Avoided Costs increased $5.8 million to $67.5 million in the fourth quarter of 2014 compared to $61.7 million in the third quarter of 2014. The increase was primarily driven by the receipt of settlement proceeds in the fourth quarter and lower operating expenses offset by decreased revenue.

Capital expenditures were $27.7 million in the fourth quarter of 2014 compared to $28.8 million in the third quarter of 2014.

Unlevered Free Cash Flow minus Estimated Avoided Costs, which measures Adjusted EBITDA minus Estimated Avoided Costs less capital expenditures, cash contributions towards our pension plans and cash payments for OPEB, was $30.1 million in the fourth quarter of 2014 compared to $24.5 million in the third quarter of 2014. Unlevered Free Cash Flow minus Estimated Avoided Costs was higher in the fourth quarter of 2014 primarily due to higher Adjusted EBITDA minus Estimated Avoided Costs and lower capital expenditures partially offset by higher OPEB payments.

Net loss was $43.6 million in the fourth quarter of 2014 compared to $37.8 million in the third quarter of 2014. The change was primarily because of an increase in loss from operations of $3.7 million, mainly from lower revenue and a lower income tax benefit of $9.5 million in the fourth quarter compared to the third quarter, partially offset by lower operating expenses and settlement proceeds received in the fourth quarter of 2014.

Cash was $37.6 million as of December 31, 2014 compared to $25.2 million as of September 30, 2014. The increase is primarily due to favorable changes in our working capital as well as the settlement proceeds received in the fourth quarter. Total gross debt outstanding was $928.8 million as of December 31, 2014, after the regularly scheduled principal payment of $1.6 million on the term loan made during the fourth quarter of 2014, as compared to $930.4 million as of September 30, 2014. The Company's $75.0 million revolving credit facility is undrawn, with $58.8 million available for borrowing after applying $16.2 million of outstanding letters of credit.

Fourth Quarter 2014 as compared to Fourth Quarter 2013

Revenue was $217.1 million in the fourth quarter of 2014 compared to $233.4 million a year earlier.

•
Voice services revenue declined $8.1 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage and the impact of certain promotional discounts on residential products, partially offset by price increases.

•
Access revenue declined $9.5 million due to the continued loss and conversion of legacy transport circuits to next generation fiber-based services and lower revenue assurance activity in the fourth quarter of 2014 compared to the fourth quarter of 2013, partially offset by an increase in wholesale Ethernet revenue primarily driven by conversion of legacy cellular tower circuits.

•	Data and Internet services revenue increased $2.6 million reflecting strength in retail Ethernet services and price increases on residential broadband products.

•	Other services revenue decreased $1.2 million primarily driven by additional revenue from certain special purpose construction projects in the fourth quarter of 2013.

Operating expenses, excluding depreciation, amortization and reorganization, increased $8.9 million to $194.9 million in the fourth quarter of 2014 compared to $186.0 million in the fourth quarter of 2013 primarily due to increased labor negotiation related expenses and contracted services partially offset by Estimated Avoided Costs related to the striking workforce.

Adjusting for items that are added back in the computation of Adjusted EBITDA minus Estimated Avoided Costs, operating expenses were $149.7 million in the fourth quarter of 2014 compared to $166.2 million a year earlier. The decrease was primarily the result of settlement proceeds, lower benefits and a lower bonus accrual in the fourth quarter of 2014.

Adjusted EBITDA minus Estimated Avoided Costs was $67.5 million in the fourth quarter of 2014 compared to $67.2 million a year earlier. The increase is due to adjusted operating expense savings and settlement proceeds partially offset by lower revenue.

Capital expenditures were $27.7 million in the fourth quarter of 2014 compared to $37.2 million a year earlier. The decrease is primarily driven by the timing of our capital expenditures in 2014 and a lower overall 2014 capital plan.

Unlevered Free Cash Flow minus Estimated Avoided Costs of $30.1 million in the fourth quarter of 2014 increased $9.0 million compared to $21.1 million a year earlier. The increase was due to lower capital expenditures, lower cash contributions towards our pension plans and higher Adjusted EBITDA minus Estimated Avoided Costs in the fourth quarter of 2014 partially offset by increased OPEB payments.

Net loss was $43.6 million in the fourth quarter of 2014 compared to net income of $6.1 million in the fourth quarter of 2013. The change was due primarily to lower revenue, higher operating expenses, including labor negotiation related expenses, and lower income tax benefit. Income tax benefit in the fourth quarter of 2013 included an additional tax benefit due to a change in the valuation allowance caused by the change in the estimated useful lives for certain fixed assets and the change in the realizability of certain state credits.

2015 Guidance

The Company is providing financial guidance focused primarily on Unlevered Free Cash Flow. We are not providing Adjusted EBITDA guidance at this time due to the uncertain impact of the strike on revenue that continued into the first quarter of 2015.

For full year 2015, the Company expects to generate $105 million to $125 million of Unlevered Free Cash Flow adjusted for Estimated Avoided Costs in the first quarter. Unlevered Free Cash Flow refers to Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for OPEB. In addition, annual capital expenditures are expected to be less than $120 million and aggregate annual pension contributions and OPEB payments are expected to be approximately $20 million.

Annual Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's annual report on Form 10-K for the year ended December 31, 2014, which will be filed with the SEC no later than March 16, 2015. The Company's results for the quarter and year ended December 31, 2014 are subject to the completion of such annual report.

Conference Call Information

As previously announced, FairPoint will hold a conference call and simultaneous webcast to discuss its fourth quarter and full year 2014 results today at 8:30 a.m. (EST).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

As an alternative to the webcast, participants can also call (877) 415-3186 (US/Canada) or (857) 244-7329 (international) and enter passcode 23342676 when prompted. The title of the call is the Fourth Quarter and Fiscal 2014 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 79148561 when prompted. The recording will be available from Wednesday, March 4, 2015, at 12:30 p.m. (EST) through Wednesday, March 11, 2015, at 11:59 p.m. (EST).

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs, and the adjustments to the most directly comparable GAAP measure used to determine the non-GAAP measures. Management believes Adjusted EBITDA provides a useful measure of covenant compliance and Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in our credit agreement), costs, expenses and charges related to the renegotiation of labor contracts including, but not limited to, expenses for third-party vendors and losses related to disruption of operations (including any associated penalties under service level agreements and regulatory performance plans) are permitted to be excluded from the calculation. We believe this includes, among others, the costs paid to third-parties for the contingent workforce and service quality penalties due to the disruption of operations. On October 17, 2014, two of our labor unions in northern New England initiated a work stoppage. As a result, significant union employee and vehicle and other related expenses related to northern New England were not incurred between October 17, 2014 and December 31, 2014 (the "work stoppage period"). Therefore, to assist in the evaluation of the Company's operating performance without the impact of the work stoppage, we estimated the union employee and vehicle and other related expenses using historical data for the work stoppage period that we believe would have been incurred absent the work stoppage ("Estimated Avoided Costs"). Estimated Avoided Costs is a pro forma estimate only. Actual costs absent the strike may have been different. In the fourth quarter of 2014, had our incumbent workforce been in place, actual labor costs may have been higher than the $33 million recorded as Estimated Avoided Costs due to significant winter storm activity that increased our service demands; however, those incremental storm-related costs would have been an allowed add back to Adjusted EBITDA under the credit agreement. Estimated employee expenses avoided during the work stoppage period include salaries and wages, bonus, overtime, capitalized labor, benefits, payroll taxes, travel expenses and other employee related costs based on a trailing 12-month average calculated per striking employee per day during the work stoppage period less any actual expense incurred. Estimated vehicle fuel and maintenance expense savings, which resulted from the contingent workforce utilizing their own vehicles, for the work stoppage period were estimated based on a trailing 12-month average of historical costs less actual expense incurred. "Adjusted EBITDA minus Estimated Avoided Costs" and "Unlevered Free Cash Flow minus Estimated Avoided Costs" may be useful to investors in understanding our operating performance without the impact of the two unions' work stoppage.

The Company believes that the non-GAAP measures may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because they enable them to view performance in a manner similar to the method used by the Company’s management.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow, Unlevered Free Cash Flow minus Estimated Avoided Costs and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only supplementally. A reconciliation of Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network - including more than 16,000 route miles of fiber in northern New England - FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

###

FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except operating and financial metrics)

	4Q14	3Q14	2Q14	1Q14	4Q13	2014	2013
Summary Income Statement:
Revenue:
Voice services	$90,413	$94,799	$94,838	$95,495	$98,510	$375,545	$405,159
Access	71,265	77,112	75,123	76,940	80,763	300,440	321,812
Data and Internet services	44,207	44,851	44,089	42,343	41,645	175,490	161,423
Other services	11,237	11,358	11,547	15,779	12,478	49,921	50,960
Total revenue	217,122	228,120	225,597	230,557	233,396	901,396	939,354
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	194,857	200,412	180,037	198,582	185,964	773,888	770,873
Depreciation and amortization	54,909	56,618	55,080	54,071	53,605	220,678	282,438
Reorganization (income) expense (post-emergence)	27	12	47	18	19	104	(771)
Total operating expenses	249,793	257,042	235,164	252,671	239,588	994,670	1,052,540
Loss from operations	(32,671)	(28,922)	(9,567)	(22,114)	(6,192)	(93,274)	(113,186)
Other income (expense):
Interest expense	(20,145)	(20,195)	(20,023)	(20,008)	(20,272)	(80,371)	(78,675)
Loss on debt refinancing	—	—	—	—	—	—	(6,787)
Other income (expense), net	7,467	90	(224)	215	3,477	7,548	4,863
Total other expense	(12,678)	(20,105)	(20,247)	(19,793)	(16,795)	(72,823)	(80,599)
Loss from continuing operations before income taxes	(45,349)	(49,027)	(29,814)	(41,907)	(22,987)	(166,097)	(193,785)
Income tax benefit	1,725	11,249	7,134	9,670	29,090	29,778	90,291
Net income (loss) from continuing operations	(43,624)	(37,778)	(22,680)	(32,237)	6,103	(136,319)	(103,494)
Gain on sale of discontinued operations	—	—	—	—	—	—	10,044
Net income (loss)	$(43,624)	$(37,778)	$(22,680)	$(32,237)	$6,103	$(136,319)	$(93,450)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income (Loss):
Net income (loss)	$(43,624)	$(37,778)	$(22,680)	$(32,237)	$6,103	$(136,319)	$(93,450)
Income tax benefit	(1,725)	(11,249)	(7,134)	(9,670)	(29,090)	(29,778)	(90,291)
Interest expense	20,145	20,195	20,023	20,008	20,272	80,371	78,675
Depreciation and amortization	54,909	56,618	55,080	54,071	53,605	220,678	282,438
Pension expense (1a)	3,699	4,892	4,754	4,799	7,000	18,144	26,221
OPEB expense (1a)	15,264	14,941	13,404	13,529	12,173	57,138	54,469
Compensated absences (1b)	(1,623)	(3,829)	(3,013)	11,313	(3,276)	2,848	431
Severance	1,228	264	129	384	485	2,005	8,150
Restructuring costs (1c)	27	12	47	18	19	104	207
Storm expenses (1d)	745	—	(190)	(410)	2,598	145	2,598
Other non-cash items, net (1e)	734	331	(109)	1,131	299	2,087	1,902
Loss (gain) on sale of assets	27	170	243	10	36	450	(10,757)
Early debt payment expenses	—	—	—	—	—	—	6,787
Labor negotiation related expense (1f)	51,335	17,142	3,700	1,413	356	73,590	648
All other allowed adjustments, net (1f)	(671)	(14)	(20)	(184)	(3,365)	(889)	(2,998)
Adjusted EBITDA (1) (3)	100,470	61,695	64,234	64,175	67,215	290,574	265,030
Estimated Avoided Costs (2)	(33,000)	—	—	—	—	(33,000)	—
Adjusted EBITDA minus Estimated Avoided Costs (2) (3)	$67,470	$61,695	$64,234	$64,175	$67,215	$257,574	$265,030
Adjusted EBITDA minus Estimated Avoided Costs Margin (2)	31.1%	27.0%	28.5%	27.8%	28.8%	28.6%	28.2%

Adjusted EBITDA (1) (3)	$100,470	61,695	64,234	64,175	67,215	290,574	265,030
Pension contributions	(7,373)	(7,038)	(6,895)	(6,960)	(7,925)	(28,266)	(19,971)
OPEB payments	(2,280)	(1,398)	(1,068)	(1,062)	(938)	(5,808)	(3,470)
Capital expenditures	(27,714)	(28,798)	(34,900)	(28,077)	(37,207)	(119,489)	(128,298)
Unlevered Free Cash Flow (3)	63,103	24,461	21,371	28,076	21,145	137,011	113,291
Estimated Avoided Costs (2)	(33,000)	—	—	—	—	(33,000)	—
Unlevered Free Cash Flow minus Estimated Avoided Costs (2)	$30,103	$24,461	$21,371	$28,076	$21,145	$104,011	$113,291

	4Q14	3Q14	2Q14	1Q14	4Q13	2014	2013

Reconciliation of Adjusted EBITDA to Revenue:
Total revenue	$217,122	$228,120	$225,597	$230,557	$233,396	$901,396	$939,354
Operating expenses, excluding depreciation, amortization and reorganization	$194,857	$200,412	$180,037	$198,582	$185,964	$773,888	$770,873
Pension expense (1a)	(3,699)	(4,892)	(4,754)	(4,799)	(7,000)	(18,144)	(26,221)
OPEB expense (1a)	(15,264)	(14,941)	(13,404)	(13,529)	(12,173)	(57,138)	(54,469)
Compensated Absences (1b)	1,623	3,829	3,013	(11,313)	3,276	(2,848)	(431)
Severance	(1,228)	(264)	(129)	(384)	(485)	(2,005)	(8,150)
Storm expenses (1d)	(745)	—	190	410	(2,598)	(145)	(2,598)
Other non-cash items, net (1e)	(830)	(577)	110	(1,171)	(445)	(2,468)	(2,269)
Labor negotiation related expense (1f)	(51,335)	(17,142)	(3,700)	(1,413)	(356)	(73,590)	(648)
All other allowed adjustments, net (1f)	—	—	—	(1)	(2)	(1)	(784)
Settlement proceeds (3)	(6,727)	—	—	—	—	(6,727)	—
Adjusted operating expenses, excluding depreciation, amortization and reorganization	$116,652	$166,425	$161,363	$166,382	$166,181	$610,822	$675,303
Adjusted operating expenses margin	53.7%	73.0%	71.5%	72.2%	71.2%	67.8%	71.9%
Adjusted income from continuing operations, excluding depreciation, amortization and reorganization	$100,470	$61,695	$64,234	$64,175	$67,215	$290,574	$264,051
Reversal of certain bankruptcy claims	—	—	—	—	—	—	979
Adjusted EBITDA (1) (3)	$100,470	$61,695	$64,234	$64,175	$67,215	$290,574	$265,030
Estimated Avoided Costs (2)	(33,000)	—	—	—	—	(33,000)	—
Adjusted EBITDA minus Estimated Avoided Costs (2)	$67,470	$61,695	$64,234	$64,175	$67,215	$257,574	$265,030

Adjusted operating expenses, excluding depreciation, amortization and reorganization	$116,652	$166,425	$161,363	$166,382	$166,181	$610,822	$675,303
Estimated Avoided Costs (2)	33,000	—	—	—	—	33,000	—
Adjusted operating expenses, excluding depreciation and amortization plus Estimated Avoided Costs (2)	$149,652	$166,425	$161,363	$166,382	$166,181	$643,822	$675,303

Select Operating and Financial Metrics:
Residential lines	467,561	484,346	502,759	516,106	527,890
Business lines (4)	282,912	286,538	289,519	289,568	290,955
Wholesale lines (5)	54,195	54,386	55,569	58,605	59,859
Total lines (4)	804,668	825,270	847,847	864,279	878,704
% change y-o-y	(8.4)%	(7.8)%	(7.1)%	(6.7)%	(7.0)%
% change q-o-q	(2.5)%	(2.7)%	(1.9)%	(1.6)%	(1.9)%

Broadband subscribers (6)	321,624	329,494	333,421	331,538	329,766
% change y-o-y	(2.5)%	(0.4)%	0.2%	0.4%	1.5%
% change q-o-q	(2.4)%	(1.2)%	0.6%	0.5%	(0.3)%
penetration of lines	40.0%	39.9%	39.3%	38.4%	37.5%

Access line equivalents (4)	1,126,292	1,154,764	1,181,268	1,195,817	1,208,470
% change y-o-y	(6.8)%	(5.8)%	(5.1)%	(4.8)%	(4.8)%
% change q-o-q	(2.5)%	(2.2)%	(1.2)%	(1.0)%	(1.4)%

Retail Ethernet	5,611	5,447	5,156	4,875	4,651
Wholesale Ethernet	7,027	6,234	5,570	5,248	4,866
Ethernet Circuits	12,638	11,681	10,726	10,123	9,517
% change y-o-y	32.8%	37.5%	48.3%	56.6%	60.1%
% change q-o-q	8.2%	8.9%	6.0%	6.4%	12.0%

Employee Headcount (7)	3,052	3,088	3,160	3,166	3,171
% change y-o-y	(3.8)%	(3.0)%	(2.9)%	(4.7)%	(5.9)%

(1) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:

a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,

4Q14	3Q14	2Q14	1Q14	4Q13	2014	2013
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,

e) the add-back of other non-cash items, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses (including losses related to disruption of operations), non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.

(2) See "Use of Non-GAAP Financial Measures" above for information regarding the calculation.
(3) On January 24, 2011, the FairPoint Litigation Trust (the "Trust") was created and the Company transferred to the Trust the Litigation Trust Claims, as defined in the FairPoint Litigation Trust Agreement among the Company, its subsidiaries and the trustee. The Trust thereafter settled its claims. On October 16, 2014, we received payment from the settlement proceeds and recorded one-time, non-operating income of $6.7 million, which is included in the calculation of Adjusted EBITDA.

(4) Access lines are presented pro forma for the divestiture of our pay phone operations in our northern New England footprint and include Hosted Voice seats.
(5) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(6) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.
(7) Headcount includes approximately 1,700 employees on strike as of December 31, 2014.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2014 and December 31, 2013
(in thousands, except share data)

	December 31, 2014	December 31, 2013

Assets:
Cash	$37,587	$42,700
Restricted cash	—	543
Accounts receivable, net	71,545	89,248
Prepaid expenses	25,360	26,552
Other current assets	5,406	3,876
Deferred income tax, net	7,638	18,250
Total current assets	147,536	181,169
Property, plant and equipment, net	1,213,729	1,301,292
Intangible assets, net	94,879	105,886
Debt issue costs, net	5,949	7,101
Restricted cash	651	651
Other assets	3,214	3,799
Total assets	$1,465,958	$1,599,898

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	627	1,445
Accounts payable	62,985	37,876
Claims payable and estimated claims accrual	216	256
Accrued interest payable	9,978	9,977
Accrued payroll and related expenses	25,218	34,897
Other accrued liabilities	47,147	55,994
Total current liabilities	152,571	146,845
Capital lease obligations	962	447
Accrued pension obligations	212,806	153,534
Accrued post-retirement healthcare obligations	735,351	584,734
Deferred income taxes	35,231	85,948
Other long-term liabilities	21,131	25,864
Long-term debt, net of current portion	908,190	911,722
Total long-term liabilities	1,913,671	1,762,249
Total liabilities	2,066,242	1,909,094
Stockholders' deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,710,569 and 26,480,837 shares issued and outstanding at December 31, 2014 and 2013, respectively	267	264
Additional paid-in capital	516,080	512,008
Retained deficit	(798,008)	(661,689)
Accumulated other comprehensive loss	(318,623)	(159,779)
Total stockholders' deficit	(600,284)	(309,196)
Total liabilities and stockholders' deficit	$1,465,958	$1,599,898

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2014 and 2013
(in thousands, except per share data)

	Years ended December 31,
	2014	2013
Revenues	$901,396	$939,354
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	440,979	439,217
Selling, general and administrative expense, excluding depreciation and amortization	332,909	331,656
Depreciation and amortization	220,678	282,438
Reorganization related income (expense)	104	(771)
Total operating expenses	994,670	1,052,540
Loss from operations	(93,274)	(113,186)
Other income (expense):
Interest expense	(80,371)	(78,675)
Loss on debt refinancing	—	(6,787)
Other	7,548	4,863
Total other expense	(72,823)	(80,599)
Loss before income taxes	(166,097)	(193,785)
Income tax benefit	29,778	90,291
Net loss from continuing operations	(136,319)	(103,494)
Gain on sale of discontinued operations, net of taxes	—	10,044
Net loss	$(136,319)	$(93,450)

(Loss) income per share, basic:
Continuing operations	$(5.15)	$(3.95)
Discontinued operations	—	0.38
Loss per share, basic	$(5.15)	$(3.57)

(Loss) income per share, diluted:
Continuing operations	$(5.15)	$(3.95)
Discontinued operations	—	0.38
Loss per share, diluted	$(5.15)	$(3.57)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2014 and 2013
(in thousands)

	Years ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(136,319)	$(93,450)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(29,864)	(94,369)
Provision for uncollectible revenue	9,218	9,806
Depreciation and amortization	220,678	282,438
Post-retirement healthcare	51,337	51,035
Qualified pension	(10,129)	6,250
Gain on sale of discontinued operations, net	—	(10,044)
Loss on debt refinancing	—	6,787
Stock-based compensation	4,274	5,807
Loss on abandoned projects	174	201
Other non-cash items	1,963	(906)
Changes in assets and liabilities arising from operations:
Accounts receivable	8,485	(12,127)
Prepaid and other assets	(338)	(7,044)
Restricted cash	463	5,698
Accounts payable and accrued liabilities	5,068	(2,070)
Accrued interest payable	1	9,801
Other assets and liabilities, net	(3,988)	13,721
Reorganization adjustments:
Non-cash reorganization income	—	(980)
Claims payable and estimated claims accrual	(40)	(46)
Restricted cash—Cash Claims Reserve	80	577
Total adjustments	257,382	264,535
Net cash provided by operating activities	121,063	171,085
Cash flows from investing activities:
Net capital additions	(119,489)	(128,298)
Proceeds from sale of business	—	30,452
Distributions from investments and proceeds from the sale of property and equipment	1,126	1,895
Net cash used in investing activities	(118,363)	(95,951)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	920,590
Financing costs	—	(13,217)
Repayments of long-term debt	(6,400)	(961,800)
Proceeds from exercise of stock options	32	55
Repayment of capital lease obligations	(1,445)	(1,265)
Net cash used in financing activities	(7,813)	(55,637)
Net change	(5,113)	19,497
Cash, beginning of period	42,700	23,203
Cash, end of period	$37,587	$42,700